                                  NEWS RELEASE

Rick L. Catt, President                       FOR IMMEDIATE RELEASE
  And Chief Executive Officer                         November 1, 2002
First Robinson Financial Corporation
501 East Main Street
Robinson, IL  62454

                      FIRST ROBINSON FINANCIAL CORPORATION
                        ANNOUNCES SECOND QUARTER EARNINGS
                        ---------------------------------

First Robinson Financial Corporation (OTC Bulletin Board: "FRFC"), the Holding Company for First Robinson Savings Bank, National Association, has announced earnings for the second quarter ended September 30, 2002. Rick L. Catt, President and CEO, noted that "We are pleased to report our net earnings for the quarter ended September 30, 2002 were $270,000. This is up $221,000 from $49,000 for the same three-month period ended September 30, 2001. Net earnings for six months ending September 30, 2002 were $510,000 compared to $123,000 for the six-month period ending September 30, 2001. This is a substantial increase of $387,000. We are excited about the increase in our earnings these last two quarters. We feel that with the strengthening of our asset quality and our efforts to control our expenses that our earnings should remain improved."

Net interest income after provision for loan losses was $934,000 for the quarter ended September 30, 2002, up from $712,000 for the quarter ending September 30, 2001. Net interest income increased by $100,000 or 11.9% from $842,000 as of September 30, 2001 to $942,000 for the three months ending September 30, 2002. Provision for loan losses was $8,000 for the quarter ended September 30, 2002 as compared to $130,000 for the comparable three-month period ending September 30, 2001. The interest rate spread for the three months ended September 30, 2002 was 3.66% up from 3.51% for the three-month period ended September 30, 2001. For the six-month period, the interest rate spread is 3.49% for 2002 down from 3.78% for 2001.

Non-interest income was $254,000 for the quarter ended September 30, 2002, compared to $169,000 for the quarter ended September 30, 2001, an increase of $85,000 or 50.3%. Non-interest expense was $756,000 for the quarter ended September 30, 2002, compared to $830,000 for the three months ended September 30, 2001, a decrease of $74,000 or 8.9%.

Return on average assets, for the quarter ended September 30, 2002, was 1.09% as compared to 0.22% for the three months ended September 30, 2001. Return on average stockholders' equity was 11.26% for the quarter ended September 30, 2002 as compared to 2.20% for the quarter ended September 30, 2001.

The Company is still in the market to purchase stock. A program to repurchase up to 5% of the Company's outstanding shares was approved by the Board of Directors and is to conclude December 31, 2002 or when 26,445 shares of the outstanding stock have been purchased. As of October 31, 2002, the Company had 517,644 shares outstanding.

As of September 30, 2002, the Company had assets of $98.5 million, liabilities of $88.6 million and stockholders' equity of $9.9 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Palestine and Oblong, Illinois.

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                      SELECTED CONSOLIDATED FINANCIAL DATA
                      FIRST ROBINSON FINANCIAL CORPORATION

Operations Data:
----------------
                                               Three Months Ended                   Six Months Ended
                                                   September 30,                       September 30,
                                                                                                          -
                                               2002          2001                  2002         2001
                                               ----          ----                  ----         ----
                                                  (In Thousands)                      (In Thousands)
                                                     Unaudited                           Unaudited

Total Interest Income                         $1,541        $1,626                $3,047       $3,269

Total Interest Expense                           599           784                 1,244        1,579

Net interest Income                              942           842                 1,803        1,690

Provision for Loan Losses                          8           130                    23          210

Net Interest Income After
       Provision                                 934           712                 1,780        1,480

Total Non-Interest Income                        254           169                   530          335

Total Non-Interest Expense                       756           830                 1,552        1,646

Income (Loss) Before Taxes                       432            51                   758          169

Provision for Income Taxes                       162             2                   248           46

Net Income (Loss)                                270            49                   510          123

Basic Earnings Per Share                       $0.55         $0.10                 $1.04        $0.24

Diluted Earnings Per Share                     $0.55         $0.10                 $1.04        $0.24


Selected Ratios and Other Data:

Return - Average Assets                         1.09%         0.22%                 1.03%        0.28%

Return - Avg Stockholders' Equity              11.26%         2.20%                10.89%        2.75%

Average Assets                               $99,486       $89,157               $98,819      $88,053

Avg Stockholders' Equity                       9,608         8,926                 9,374        8,936


                                                   September 30,                       March 31,
                                                   -------------                       ---------
                                                       2002                               2002
                                                       ----                               ----
Balance Sheet Data:                                  Unaudited                           Audited
-------------------
Total Assets                                          $98,487                           $97,724

Total Liabilities                                      88,594                            88,724

Stockholders' Equity                                    9,893                             9,000